Exhibit 10.6

March 31, 2023

Rajesh Krishnan, Ph.D. Oncternal Therapeutics, Inc.

Dear Dr. Krishnan:

Oncternal Therapeutics, Inc. (the “Company”) is providing this letter agreement to set forth agreements between you and the Company related to your compensation. This letter agreement amends the Amended and Restated Employment Agreement between you and the Company, dated January 6, 2021 (the “Employment Agreement”).

1.
2023 Annual Bonus

Notwithstanding anything to the contrary contained in Section 3(b) of your Employment Agreement or the Company’s Annual Incentive Plan, you hereby agree that you will not be eligible to receive an annual bonus relating to performance during 2023; however, in the event of a Change in Control (as defined in the Employment Agreement) on or prior to December 31, 2023, this letter agreement shall terminate and you shall again be eligible to receive an annual bonus for 2023 in accordance with Section 3(b) of your Employment Agreement and subject to the terms of the Company’s Annual Incentive Plan.

2.
Retention Bonus

(a)
Subject to Sections 2(b), 2(c) and 2(d) below and your continued employment through the Determination Date (as defined below), you will be eligible to receive a Retention Bonus equal to the annual bonus you would have been eligible to receive under the Company’s Annual Incentive Plan based on the Company’s actual performance for 2023, as determined by the Compensation Committee of the Board of Directors (the “Committee”) following the completion of 2023, had you been a participant in the Annual Incentive Plan with a target bonus opportunity of up to 40% of your base salary (such amount as determined by the Committee, the “Retention Bonus”), which determination shall occur between January 1, 2024 and March 15, 2024 (the date of such determination, the “Determination Date”). The Retention Bonus, if any, will be paid in cash in a lump sum between January 1, 2025 and March 15, 2025. You will continue to be considered an employee of the Company for purposes of this letter agreement if you are on a Company- approved leave of absence.

(b)
In the event of a Change in Control during 2024, subject to your continued employment through the earlier of: (1) the Determination Date; or (2) the date of the Change in Control, you will be eligible to receive your Retention Bonus in cash in a lump sum within 10 days following the date of the Change in Control.

(c)
In the event of your Involuntary Termination (as defined in the Employment Agreement) on or after the Determination Date but on or prior to the date you have received the Retention Bonus, you will be eligible to receive your Retention Bonus in cash in a lump sum within 10 days following the effective date of your Release (as defined below). As a condition to your receipt of the Retention Bonus pursuant to this Section 2(c), you shall execute and not revoke a general release of all claims in favor of the Company and its affiliates (the “Release”) in the form attached to the Employment Agreement as Exhibit A. In the event the Release does not become effective within the 55-day period following the date of your Involuntary Termination, you shall not be entitled to the Retention Bonus.

Exhibit 10.6

(d)
If your employment terminates prior to the Determination Date for any reason, then this letter agreement will terminate, and you will forfeit any right you may have to receive the Retention Bonus.

3.
Relationship to Other Compensation

The Retention Bonus described herein is independent of all other compensation and is in addition to any severance to which you may be entitled upon an Involuntary Termination as provided in

Section 4(b) of the Employment Agreement.

4.
Tax and Other Deductions

All compensation to be paid to you will be subject to all applicable federal, state and local tax withholding by the Company.

5.
Employment at Will

This letter agreement does not affect your employment relationship with the Company; that is, employment with the Company remains at-will as provided in Section 4(a) of the Employment Agreement, subject to your rights to severance in certain circumstances as provided in Section 4(b) of the Employment Agreement.

6.
Section 409A of the Internal Revenue Code

This letter agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended. Section 10(o) of the Employment Agreement is hereby incorporated herein by reference and shall apply to this letter agreement as if set forth herein.

7.
Miscellaneous

This letter agreement amends the Employment Agreement to the extent the Employment Agreement is inconsistent with this letter agreement. This letter agreement and the Employment Agreement (as amended hereby) set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter. This letter agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. This letter agreement shall be binding upon and inure to the benefit of the successors of the Company. This letter agreement will not give any rights or remedies to any person other than the undersigned employee and the Company and its successors. This letter agreement will be governed by the laws of the State of California, excluding any that mandate the use of another jurisdiction’s laws. You shall have no rights under this letter agreement other than as an unsecured general creditor of the Company.

Please indicate your agreement with these terms of this letter agreement by signing and dating this letter agreement below.

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Exhibit 10.6

Sincerely,

Oncternal Therapeutics, Inc.

/s/ Richard Vincent

Richard Vincent

Chief Financial Officer

Agreed and accepted:

/s/ Rajesh Krishnan

Print Name: Rajesh Krishnan, Ph.D.

Date: March 31, 2023